UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007 (November 15, 2007)

WYETH

(Exact name of registrant as specified in its charter)

Delaware	1-1225	13-2526821
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, N.J.	07940
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-660-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Walter V. Shipley from the Wyeth Board of Directors

In accordance with Section IV of the Wyeth Corporate Governance Guidelines, which mandates retirement from Board service no later than the last day of the calendar month in which a director reaches age 72, Walter V. Shipley will retire from the Board effective as of November 30, 2007.

Compensation of Bernard Poussot as President and Chief Executive Officer of Wyeth Effective January 1, 2008

On November 15, 2007, the Compensation and Benefits Committee of Wyeth’s Board of Directors recommended, and the Wyeth Board of Directors approved, an increase in Bernard Poussot’s annual base salary to $1,450,000 effective as of January 1, 2008, in connection with his previously announced promotion to President and Chief Executive Officer of Wyeth effective as of that date. In connection with Mr. Poussot’s promotion, the Compensation and Benefits Committee also approved the grant to Mr. Poussot, to be made on January 2, 2008, of 120,000 restricted stock units. These units will vest and convert into shares of Wyeth common stock in three equal installments on the third, fourth and fifth anniversaries of the date of grant, subject to acceleration upon termination of employment on account of death or disability or in connection with a change in control or other circumstances determined by the Committee.

Item 8.01.	Other Events.

New Compensation Framework for Non-Employee Directors

Based on the recommendations of the Nominating and Governance Committee and the Compensation and Benefits Committee, Wyeth’s Board of Directors has approved a new compensation framework for Wyeth’s non-employee directors that will apply beginning in 2008. The new compensation framework will consist of the following:

•

a determination every two years by the Nominating and Governance Committee of a total fixed annual dollar amount of compensation to be provided to each non-employee director (set at $220,000 for 2008 and 2009);

•

the delivery of that total fixed annual compensation 40% in cash and 60% in equity, with an annual cash retainer fee constituting the cash portion and deferred stock units constituting the equity portion; and

•	a separate annual cash committee chairperson fee of $15,000, but no other meeting or committee service fees.

As part of this new framework, the Board has adopted a new stock incentive plan for non-employee directors, subject to approval of stockholders at Wyeth’s 2008 Annual Meeting of Stockholders. Under this new plan, the number of deferred stock units to be granted to a non-employee director each year would be equal in value to 60% of the total fixed annual dollar amount of compensation (excluding annual committee chairperson fees) to be measured using the closing price of Wyeth common stock on the date of the Annual Meeting of Stockholders. Distribution of deferred stock unit awards is deferred until the later of the termination of the non-employee director’s service on the Board or a later date elected by the non-employee director. Deferred stock units granted under this new plan generally will have the same terms as deferred stock units currently granted to non-employee directors under the 2006 Non-Employee Directors Stock Incentive Plan, which is described in detail in Wyeth’s 2007 Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007	WYETH

	By:	/s/ Eileen M. Lach
	Name:	Eileen M. Lach
	Title:	Vice President, Corporate Secretary and Associate General Counsel (Duly Authorized Signatory)